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                                                                       EXHIBIT 3


                              REVOLVING CREDIT NOTE

$10,000,000.00                                                 January 15, 1996


            FOR VALUE RECEIVED, the undersigned, MS HOLDING CORP., a Nevada corporation, having its principal place of business at 10670 North Central Expressway, Dallas, Texas 75231 (the "Company"), hereby unconditionally promises to pay on September 28, 1997 to the order of BASIC CAPITAL MANAGEMENT, INC., a Nevada corporation, (the "Lender"), at its office located at 10670 North Central Expressway, Dallas, Texas 75231 (or at such other place as the holder of this Note may designate by written notice to the Company), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) TEN MILLION DOLLARS ($10,000,000), and (b) the aggregate unpaid principal amount of all advances of the Loan made by the Lender to the Company pursuant to this Note. This Note evidences an increase in the total principal amount which may be borrowed from lender and replaces the prior Revolving Credit Note dated December 7, 1994 in the principal amount of $5,000,000.00.

            The Company further agrees to pay interest in like money at such office (or such other location) on the unpaid principal amount hereof from time to time outstanding from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at ten percent (10%) per annum. Interest shall be payable annually on September 28, 1996 and 1997 until the unpaid principal is paid in full. The unpaid principal will be due on demand. The holder of this Note is authorized to endorse the date and amount of each advance and each payment of principal with respect hereto on the schedule annexed hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

            Anything to the contrary notwithstanding, the Lender shall not charge, take or receive, and the trust shall not be obligated to pay to the Lender, any amounts constituting interest on the principal amount hereof from time to time outstanding in excess of the maximum rate permitted by applicable law.

            If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentation for payment, demand, notice of nonpayment or dishonor, protest and notice of protest.

            Upon the occurrence of any events of default on this Note or other borrowings by the Company, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.


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            This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

            IN WITNESS WHEREOF, the undersigned has caused this note to be executed and delivered by its duly authorized officers as of the day and year first above written.

                              MS HOLDING CORP.
                              a Nevada Corporation



                              By: /s/ Jamal Zoukari
                                 ----------------------------
                                 Jamal Zoukari
                                 Vice President


WITNESS:


   /s/ Pam Benson
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